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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               EXCELON CORPORATION

                                (Name of Issuer)

                     Common Stock, Par Value $.001 Per Share

                         (Title of Class of Securities)

                                    300691102

                                 (CUSIP Number)

                                  June 27, 2001

             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.  300691102

       1 NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            THE CLARK ESTATES, INC.

            13-5524538

       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /
                                                                         (b) /X/

       3 SEC USE ONLY

       4 CITIZENSHIP OR PLACE OF ORGANIZATION

            NEW YORK

 NUMBER OF SHARES        5 SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING             1,687,800
    PERSON WITH

                         6 SHARED VOTING POWER

                               -0-

                         7 SOLE DISPOSITIVE POWER

                               1,687,800

                         8 SHARED DISPOSITIVE POWER

                               -0-

       9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,687,800

      10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                / /

      11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.7%

      12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO


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ITEM 1(a).  NAME OF ISSUER

            eXcelon Corporation (the "Issuer")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            25 Mall Road

            Burlington, Massachusetts  01803-4194

ITEM 2(a).  NAME OF PERSON FILING

            The Clark Estates, Inc. (the "Reporting Person")

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            One Rockefeller Plaza, 31st Floor
            New York, New York  10020

ITEM 2(c).  CITIZENSHIP

            New York

ITEM 2(d).  TITLE OF CLASS OF SECURITIES

            Common Stock, $.001 par value per share

ITEM 2(e).  CUSIP NUMBER

            300691102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

            N/A

ITEM 4.     OWNERSHIP

            (a)   Amount beneficially owned:

                  1,687,800 (the "Shares")

            (b)   Percent of class:

                  5.7%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                        1,687,800


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                  (ii)  Shared power to vote or to direct the vote

                        -0-

                  (iii) Sole power to dispose or to direct the disposition of

                        1,687,800

                  (iv)  Shared power to dispose or to direct the disposition of

                        -0-

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares. None of such persons has an interest exceeding five percent.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

            N/A

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            N/A

ITEM 10.    CERTIFICATION

            (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 5, 2001
---------------------------------
DATE

s/ KEVIN S. MOORE
---------------------------------
SIGNATURE

Kevin S. Moore
President
The Clark Estates, Inc.
---------------------------------
NAME/TITLE


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